Exhibit 99.3
Rock-Tenn Completes Acquisition of Southern Container Corp.
     NORCROSS, Ga.—(BUSINESS WIRE)—March 5, 2008—Rock-Tenn Company (NYSE:RKT) announced today that it has completed its previously announced acquisition of Southern Container Corp. Southern Container manufactures containerboard and corrugated packaging and is believed to have one of the lowest system costs and the highest EBITDA margins of any major integrated containerboard company in North America. With the acquisition, Rock-Tenn becomes the eighth largest manufacturer of containerboard in North America, and continues as one of America’s leading manufacturers of bleached and recycled paperboard with annual capacity of approximately 2.3 million tons of paperboard and containerboard, pro forma annual revenues of $2.9 billion and Pro Forma Adjusted EBITDA (as hereinafter defined) of $440 million for the 12 months ended December 31, 2007.
     Rock-Tenn Chairman and Chief Executive Officer, James Rubright, said, “With the acquisition of Southern Container we have completed another major step toward making Rock-Tenn the most respected and profitable integrated paperboard and packaging company in North America. We believe our very low cost mills and converting plants and reputation for exceptional product quality and service just got better with the acquisition of Southern Container.”
     Rock-Tenn financed the acquisition with $1.4 billion in new financing, including $1.2 billion of new senior secured credit facilities and $200 million of 9.25% senior notes due 2016. Due to strong demand for the Company’s bank credit facilities, the Company was able to increase the size of the senior secured credit facilities from $1.0 billion to $1.2 billion, and reduce the size of the senior notes offering from $400 million to $200 million, which based on current market rates results in a reduction of annual interest expense of approximately $7.5 million per year.
     Wachovia Bank, N.A., Bank of America and SunTrust Bank and certain affiliates of each arranged the syndication of the $1.2 billion senior secured credit facilities. Wachovia Capital Markets, LLC acted as financial advisor to Rock-Tenn on the transaction.
     Rock-Tenn announced that based on the pro forma combination of the 12 months ended December 31, 2007 results for Rock-Tenn and the unaudited 52 weeks ended December 29, 2007 results for Southern Container and preliminary purchase price allocation, pro forma combined net income and pro forma diluted income per share of combined Rock-Tenn was $95.2 million and $2.42 per share, respectively, and Pro Forma Adjusted EBITDA (as hereinafter defined) was $440.2 million, in each case higher than the $90.3 million, $2.29 per share and $429.6 million, respectively, for the 12 months ended September 30, 2007. The pro forma net income per share of $2.42 for the combined Rock-Tenn for the 12 months ended December 31, 2007 is $0.28 per share higher than Rock-Tenn’s reported net income per share of $2.14 per share for the 12 months ended December 31, 2007.
Summary Financial Results
(In millions, except per share data)

			Historical
	Pro Forma Combined		Rock-Tenn Company
	12 Months	12 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	12/31/07	9/30/07	12/31/07	9/30/07
Net Sales	$2,938.9	$2,853.7	$2,378.2	$2,315.8
Pro Forma Adjusted EBITDA	$440.2	$429.6	$292.2	$286.5
Net Income	$95.2	$90.3	$84.1	$81.7
Diluted Earnings Per Share	$2.42	$2.29	$2.14	$2.07
Pro Forma Accretion	$0.28	$0.22
     About Rock-Tenn Company
     Rock-Tenn Company is one of North America’s leading manufacturers of paperboard, containerboard, packaging and merchandising displays. Taking into account the acquisition, the Company has pro forma annual net sales of approximately $2.9 billion and operating locations in the United States, Canada, Mexico, Chile and Argentina.
     Statements herein regarding the success of the acquisition and the integration of Southern Container, perceived value to our shareholders, the acquisition’s impact on our business mix, margins and earnings constitute forward-looking statements within the meaning of the federal securities laws and are subject to certain risks and uncertainties. With respect to these statements, we have made assumptions regarding the results and impacts of the acquisition; preliminary purchase price allocations which may include material adjustments to the preliminary fair values of the acquired assets and liabilities; economic, competitive and market conditions generally; volumes and price levels of purchases by customers; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, Rock-Tenn and Southern Container’s businesses are subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for their products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; and adverse changes in general market and industry conditions. Such risks and other factors that may impact management’s assumptions are more particularly described in our filings with the Securities and Exchange Commission, including under the caption “Business — Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the most recently ended fiscal year. The information contained herein speaks as of the date hereof and we do not have or undertake any obligation to update such information as future events unfold.
     Non-GAAP Measures
     We have included financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry.
     Pro Forma EBITDA and Pro Forma Adjusted EBITDA(as defined)
     We have defined Pro Forma EBITDA to reflect (1) EBITDA, which is defined as earnings (net income) before interest (interest expense and interest income), taxes, depreciation and amortization, and (2) certain additional adjustments to (a) add back the minority interest’s share of earnings of the Solvay mill, because such interests were acquired by Southern Container prior to our acquisition, (b) eliminate a portion of compensation and other expense to the former owners of Southern Container and eliminate expense related primarily to fair value adjustments on contracts assumed. We have defined Pro Forma Adjusted EBITDA to reflect (1) Pro Forma EBITDA as defined above plus (2) restructuring and other costs, net. Rock-Tenn management uses Pro Forma EBITDA and Pro Forma Adjusted EBITDA in evaluating operations because it believes the adjustments reflected in Pro Forma EBITDA and Pro Forma Adjusted EBITDA remove the effects of factors that are not representative of a company’s core ongoing operations or otherwise distort trends in underlying operating results.
     Our definitions of EBITDA, Pro Forma EBITDA and Pro Forma Adjusted EBITDA may differ from other similarly titled measures at other companies. EBITDA (as defined), Pro Forma EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined) are not defined in accordance with GAAP and should not be viewed as alternatives to GAAP measures of operating results or liquidity. Rock-Tenn management believes that net income is the most directly comparable GAAP measure to EBITDA (as defined) and that pro forma net income is the most directly comparable GAAP measure to Pro Forma EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined).
     We believe EBITDA (as defined) and Pro Forma EBITDA (as defined) of Southern Container provide useful information to investors for the following reasons:
     Rock-Tenn management used EBITDA (as defined) and Pro Forma EBITDA (as defined) of Southern Container as the starting measure for our financial evaluation of the purchase price we would pay for the acquired business. We either added or deducted the financial impact of various assumptions and judgments necessary to estimate the future earnings that we would expect to realize from the acquired business, which included assumptions regarding (a) our estimated future capital expenditures, (b) the future tax depreciation we would experience based on the step-up in the tax basis of the acquired assets resulting from the purchase under the election we anticipate making under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended,

(c) the expected interest costs we would incur on debt required to finance the acquisition, (d) the expected combined state and federal income tax rates on resulting income before income taxes, (e) synergies and combination benefits and (f) numerous other matters that could impact the future earnings of the business.
     Management also believes such measures provide useful information to investors because the credit facilities used to finance the acquisition include a covenant that is expressed as a ratio of our total indebtedness to a defined measure of consolidated EBITDA and consolidated Pro Forma Adjusted EBITDA. We anticipate that failure to comply with the covenant would constitute an event of default under the credit agreement that could adversely affect our liquidity. We believe that information about this covenant may be material to an investor’s understanding of Rock-Tenn’s financial condition or liquidity. We believe that we have calculated EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined) of the combined business in a manner generally consistent with the calculation that is contained in the credit agreement.
Rock-Tenn reconciliation of net income to Adjusted EBITDA (as defined) and Pro Forma Adjusted EBITDA (in millions):

	12 Months Ended	12 Months Ended
	December 31, 2007	September 30, 2007
Net income	$84.1	$81.7
Interest expense and interest income, net	50.2	51.1
Income tax expense	47.2	45.3
Depreciation and amortization	103.5	103.7

EBITDA (as defined)	$285.0	$281.8

Restructuring and other costs, net	7.2	4.7
Adjusted EBITDA (as defined)	$292.2	$286.5

Southern Container Pro Forma EBITDA (per below)	148.0	143.1

Pro Forma Adjusted EBITDA (as defined)	$440.2	$429.6

Southern Container reconciliation of net income to EBITDA (as defined) (in millions):

	52 Weeks Ended	52 Weeks Ended
	December 29, 2007	September 8, 2007
Net income	$73.2	$66.5
Interest expense and interest income, net	8.3	8.1
Income tax expense	3.4	2.9
Depreciation and amortization	44.2	45.0

EBITDA (as defined)	$129.1	$122.5

Southern Container reconciliation of EBITDA to Pro Forma EBITDA (as defined) (in millions):

	52 Weeks Ended	52 Weeks Ended
	December 29, 2007	September 8, 2007
EBITDA (as defined)	$129.1	$122.5
Pro forma adjustments:
Solvay minority interest (a)	9.2	9.2
Compensation and other expense (b)	9.7	11.4

Pro Forma EBITDA (as defined)	$148.0	$143.1

(a)	We have added back the minority interest in the earnings of the Solvay mill subsidiary, which interests were acquired by Southern Container Corp. prior to our acquisition. Accordingly, we believe it is appropriate to add back the minority interest in the earnings of the subsidiary for the period presented as the full earnings of the subsidiary will be consolidated with our results following the acquisition.

(b)	We have eliminated a portion of compensation and other expense to the former owners of Southern Container and other expense related primarily to fair value adjustments on contracts assumed. We believe it is appropriate to add back these items for the period presented as these items will not be incurred after the acquisition.

CONTACT:	Rock-Tenn Company John Stakel, VP-Treasurer, 678-291-7900